ARTICLES OF AMENDMENT
                                     TO THE
                            ARTICLES OF INCORPORATION
                                       OF
                        FRONTEER DIRECTORY COMPANY, INC.

Pursuant to the provisions of the Colorado Business Corporation Act, the undersigned corporation adopts the following Articles of Amendment to its Articles of Incorporation:

FIRST: The name of the corporation is FRONTEER DIRECTORY COMPANY, INC. ("Company").

SECOND: The following amendment to the Company's Articles of Incorporation was adopted on May 3, 1996, as prescribed by the Colorado Business Corporation Act by a vote of the shareholders. The number of shares voted for the amendment was sufficient for approval.

         The Company's Articles of Incorporation shall be amended to change the name of the Company to a name to be determined by the Board of Directors. Effective June 26, 1996, the Board of Directors unanimously consented to change the name of the Company to "FRONTEER FINANCIAL HOLDINGS, LTD." effective immediately upon filing of an amendment with the Colorado Secretary of State.

THIRD: The amendment does not involve any exchange, reclassification, or cancellation of issued shares.

                                     FRONTEER DIRECTORY COMPANY, INC.



                                     By: /s/ R.A. Fitzner, Jr.
                                        ---------------------------------------
                                        R.A. Fitzner, Jr., Chairman of the Board